Exhibit 99.1

Radiant Systems, Inc. Reports Fourth Quarter Results

The Company Reports Fourth Quarter Revenue Growth with Adjusted Earnings of $0.25 Per Diluted Share; Non-Cash Asset Impairment Charge Results in GAAP Loss of $0.51 Per Diluted Share

ATLANTA--(BUSINESS WIRE)--February 23, 2010--Radiant Systems, Inc. (Nasdaq: RADS), announced today financial results for the fourth quarter ended December 31, 2009.

Summary financial results for the fourth quarter of 2009 are as follows:

  Total revenues of $77.8 million for the period exceeded Company guidance and represent a 3 percent increase over revenues of $75.3 million for the same period in 2008.
  Recurring revenues (which are comprised of maintenance, subscription and transaction services) for the period were $35.5 million, an increase of 15 percent over the same period in 2008, and represent 46 percent of total revenues.
  Adjusted net income (non-GAAP) for the period was $8.6 million, or $0.25 per diluted share. The results represent an increase of $2.5 million, or $0.06 per diluted share, compared to the same period in 2008 and exclude amortization of acquisition-related intangible assets, non-recurring items and employee stock compensation expense.
  Adjusted net income for the period includes a reduction in the cash tax provision due to a true-up in the annual estimated cash tax rate. This reduction increased adjusted net income by approximately $1.2 million, or $0.04 per diluted share, in the fourth quarter of 2009 and by approximately $0.6 million, or $0.02 per diluted share, in the fourth quarter of 2008.
  Net loss for the period was $17.0 million, or $0.51 per diluted share, a decrease of $18.9 million, or $0.57 per diluted share, compared to the same period in 2008. Net income was reduced by a $20.9 million impairment charge to write off a portion of the acquired assets of Quest Retail Technology. This amount is based on an estimate and could change upon the conclusion of the valuation analysis. The impairment charge is a non-cash adjustment with no expected tax impact. The determination of the impairment charge followed the Company's annual review of its goodwill, and was triggered in part by a significant rise in the asset value during the year due to a shift in currency exchange rates.

Summary financial results for the year ended December 31, 2009 are as follows:

  Total revenues for the year were $287.5 million, a decrease of 5 percent from revenues of $301.6 million in 2008.
  Recurring revenues for the year were $132.3 million, an increase of 21 percent over 2008, and represent 46 percent of total revenues.
  Adjusted net income (non-GAAP) for the year was $25.6 million, or $0.76 per diluted share. The results represent an increase of $1.0 million, or $0.03 per diluted share, compared to 2008 and exclude amortization of acquisition-related intangible assets, non-recurring items and employee stock compensation expense.
  Net loss for the year, which includes $22.1 million of net non-recurring charges, was $9.4 million, or approximately $0.29 per diluted share, a decrease of $20.4 million, or $0.62 per diluted share, compared to 2008.

John Heyman, the Company's chief executive officer said, “In a year of significant achievements, we are pleased to report revenue growth in the quarter and anticipate stronger growth for 2010. Our revenues and earnings exceeded expectations and we continue to see opportunities for growth across our industries. The business model we have built continues to show strength as our recurring revenue services provide an increasingly strong financial foundation for the Company, while our products address the critical needs of our customers.”

Heyman added, “We feel we are positioned better than ever in our market with strong customer relationships, highly relevant products and a network of people and partners second to none. We exit 2009 as a stronger company and we are excited about our prospects for 2010 and beyond.”

“We were pleased with the strength of our operating model during the quarter,” said Mark Haidet, the Company’s chief financial officer. “Our cash flow generation was strong with cash from operations of $6.8 million and free cash flow of $4.0 million for the quarter. This has allowed us to reduce our net debt position by $6.0 million during the quarter and $35.6 million during the year.”

Haidet continued, “We are providing initial guidance for 2010 based on our current visibility. Our guidance represents revenue growth of 8 to 10 percent for the year. We believe we are on a strong path to double digit growth by 2011, if not sooner, and have modeled operating margin expansion in our guidance to allow for appropriate investments. Our model assumes a 27 percent cash tax rate and interest expense in line with our current run rate.”

The Company’s guidance is as follows:

	Revenue Range (millions)	Adjusted Earnings (non-GAAP) / Share Range
Quarter ending March 31, 2010	$75 to $76	$0.14 to $0.15
Year ending December 31, 2010	$310 to $315	$0.76 to $0.79

The Company provides adjusted net income and adjusted net income per share in this press release as additional information relating to the Company's operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from adjusted net income and adjusted net income per share measures used by other companies. Adjusted net income excludes amortization of acquisition-related intangible assets, non-recurring items and compensation expense related to the issuance of employee stock options. The income tax provision is calculated on the Company’s cash tax rate for the year (based on actual cash expected to be paid to domestic and foreign governments). The Company believes that this non-GAAP presentation provides useful information to investors regarding certain additional financial and business trends relating to the Company's financial condition and results of operations, and valuable insight into the Company’s ongoing operations and earnings power.

Radiant will hold its fourth quarter 2009 conference call today at approximately 4:30 p.m. Eastern Time. This call is being webcast by Thompson and can be accessed at Radiant's web site at http://phx.corporate-ir.net/phoenix.zhtml?c=115271&p=irol-irhome. The call will also be available via telephone at 1-888-510-1783 – reference passcode 3839453.

About Radiant Systems, Inc.

Headquartered in Atlanta, Radiant Systems, Inc. (Nasdaq: RADS) is a global provider of innovative technology to the hospitality and retail industries. For more than two decades, Radiant's point of sale hardware and software solutions have helped to redefine the consumer experience in more than 100,000 restaurants, retail stores, stadiums, parks, arenas, cinemas, convenience stores, fuel centers and other customer-service venues. Radiant has offices in North America, Europe, Asia and Australia. For more information about Radiant Systems:

  Visit our Web site
  Follow us on Twitter
  Read about us on our Blog
  Become a fan on Facebook

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are its ability to continue and manage its growth, liquidity and other capital resources issues, competition, global economic conditions and other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.

RADIANT SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the three months ended		For the twelve months ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Revenues:
Systems	$34,008	$35,342	$120,507	$155,647
Maintenance, subscription and transaction services	35,499	30,758	132,281	108,940
Professional services	8,286	9,191	34,680	36,989
Total revenues	77,793	75,291	287,468	301,576

Cost of revenues:
Systems	18,394	19,803	63,672	82,971
Maintenance, subscription and transaction services	17,711	17,416	65,141	62,652
Professional services	5,735	6,686	23,136	26,891
Total cost of revenues	41,840	43,905	151,949	172,514

Gross profit	35,953	31,386	135,519	129,062

Operating expenses:
Product development	5,720	6,563	22,345	24,794
Sales and marketing	10,953	9,250	42,331	36,352
Depreciation of fixed assets	1,165	1,250	4,789	4,664
Amortization of intangible assets	2,296	2,421	9,265	7,902
General and administrative	8,923	7,260	35,065	31,403
Other charges and income, net	20,899	14	22,052	1,633
Total operating expenses	49,956	26,758	135,847	106,748

(Loss) income from operations	(14,003)	4,628	(328)	22,314

Interest and other expense, net	524	1,152	2,250	5,231

(Loss) income from operations before income taxes	(14,527)	3,476	(2,578)	17,083

Income tax provision	2,499	1,558	6,820	6,055

Net (loss) income	$(17,026)	$1,918	$(9,398)	$11,028

Net (loss) income per share:
Basic	$(0.51)	$0.06	$(0.29)	$0.34
Diluted	$(0.51)	$0.06	$(0.29)	$0.33

Weighted average shares outstanding:
Basic	33,159	32,436	32,916	32,293
Diluted	33,159	32,553	32,916	33,398

Reconciliation of GAAP net (loss) income to adjusted non-GAAP net income:

GAAP net (loss) income	$(17,026)	$1,918	$(9,398)	$11,028
Equity-based compensation expense (a)
Cost of revenues	104	111	498	411
Operating expenses	806	1,092	3,968	4,235
Total equity-based compensation expense	910	1,203	4,466	4,646
Amortization of purchased intangibles (b)	2,296	2,207	9,265	7,688
Other charges and income, net (c)	20,899	14	22,052	1,633
Tax effect of adjustment items, difference between the
Company's effective tax rate and cash tax rate (d)	1,478	751	(817)	(466)

Adjusted non-GAAP net income	$8,557	$6,093	$25,568	$24,530

Adjusted non-GAAP net income per diluted share	$0.25	$0.19	$0.76	$0.73

In addition to our GAAP results, Radiant Systems discloses adjusted net income and adjusted net income per diluted share, referred to respectively as "adjusted non-GAAP net income" and "adjusted non-GAAP net income per diluted share". These items, which are collectively referred to as "non-GAAP measures", exclude the impact of stock-based compensation, the amortization of acquisition-related intangible assets and charges/gains that are non-recurring. From time to time, subject to the review and approval of the audit committee of the Board of Directors, we may make other adjustments for expenses and gains that we do not consider reflective of core operating performance in a particular period and may modify the non-GAAP measures by excluding these expenses and gains.

We define our core operating performance to be the revenues recorded in a particular period and the expenses incurred within that period which management has the capability of directly affecting in order to drive operating income. Non-cash stock-based compensation, amortization of acquisition-related intangible assets and non-recurring charges/gains are excluded from our core operating performance because the decisions which gave rise to these expenses were not made to drive revenue in a particular period, but rather were made for our long-term benefit over multiple periods. While strategic decisions, such as the decision to issue stock-based compensation, are made to further our long-term strategic objectives and do impact our income statement under GAAP, such items may affect multiple periods and management is not able to change or affect these items within any particular period. As such, supplementing GAAP disclosure with non-GAAP disclosure using the non-GAAP measures provides management with an additional view of operational performance by excluding expenses that are not directly related to performance in a particular period.

Prior to the adoption of FASB ASC Topic 718, Compensation–Stock Compensation (“ASC 718”) in 2006, our practice was to exclude stock-based compensation internally to evaluate performance and we presented investors our financial information in this manner while disclosing the effects of stock-based compensation. With the adoption of ASC 718, we continue to believe that non-GAAP measures can provide relevant disclosure to investors and we have presented non-GAAP measures that exclude and include those items noted above. While these items are recurring and affect GAAP net income, we do not use them to assess our operational performance for any particular period because (a) these items affect multiple periods and are unrelated to business performance in a particular period; (b) we are not able to change these items in any particular period; and (c) these items do not contribute to the operational performance of our business during any particular period.

We also use non-GAAP measures to operate the business because the excluded expenses are not under the control of, and accordingly are not used in evaluating the performance of, operations personnel within their respective areas of responsibility. In the case of stock-based compensation expense, the awarding of stock options is governed by the compensation committee of the Board of Directors and, in the case of acquisition-related intangible assets, acquisitions arise from strategic decisions which are not the responsibility of most levels of operational management. The non-recurring charges/gains and the non-cash portion of our effective tax rate, like our stock-based compensation charges and amortization of acquisition-related intangible assets, are excluded in management's internal evaluations of our operating results and are not considered for management compensation purposes.

Our strategy is to use stock-based compensation to attract and retain key employees and executives. It is principally aimed at long-term employee retention, rather than to motivate or reward operational performance for any particular period. Thus, stock-based compensation varies for reasons that are generally unrelated to operational performance in any particular period. We use quarterly and annual cash incentive payouts for executives and other employees to motivate and reward the achievement of short-term operational objectives.

We view amortization of acquisition-related intangible assets as items arising from pre-acquisition activities. These are costs that are determined at the time of an acquisition. While they are continually viewed for impairment, amortization of the costs is a static expense, one that is typically not affected by operations during any particular period and does not contribute to operational performance for any particular period.

Restructuring and impairment charges are excluded in our non-GAAP measures because they are significantly different in magnitude and character from routine personnel and facility adjustments that management makes when monitoring and conducting the Company's core operations during any particular period.

The gains recognized on our forward exchange contracts in 2008 are excluded from our non-GAAP measures because such gains are not considered to be a normal operating event of the Company. The forward exchange contracts were entered into specifically for the purpose of locking in the US/Australian and US/Euro exchange rates in preparation for the acquisitions of Quest and Orderman, respectively.

Our historical non-GAAP effective tax rate differs from our GAAP effective tax rates because of the exclusion of the non-GAAP adjustments previously mentioned and the resulting impact on the realization of the Company's other tax assets. We exclude the impact of these discrete tax items from our non-GAAP income tax provision because management believes that they are not indicative of the Company's tax obligations that will be paid in cash.

Because the non-GAAP measures are not calculated in accordance with GAAP, they are used by our management as a supplement to, and not an alternative or superior to, financial measures calculated in accordance with GAAP. There are a number of limitations on the non-GAAP measures, including the following:
a. These non-GAAP measures do not have standardized meanings and may not be comparable to similar non-GAAP measures used or reported by other software or technology companies.
b. The non-GAAP measures do not reflect all costs associated with our operations determined in accordance with GAAP.
c. Excluded expenses for stock-based compensation and amortization of acquisition-related intangible assets will continue to recur and impact the Company's GAAP results. While restructuring costs and other one-time charges/gains are non-recurring activities, their occasional occurrence will impact GAAP results.

Management compensates for these limitations by relying on these non-GAAP measures only as a supplement to the Company's GAAP results.

(a) Under the Modified Prospective Method of ASC 718, we expense the fair value of grants made under stock option programs over the vesting period of the options. The adjustments to costs of sales and operating expenses represent stock-based compensation expense recorded during the period. Total stock-based compensation expense for the three months ended December 31, 2009 and 2008 was $0.9 million and $1.2 million, respectively, on a pre-tax basis. Total stock-based compensation expense for the twelve months ended December 31, 2009 and 2008 was $4.5 million and $4.6 million, respectively, on a pre-tax basis.

(b) Adjustments represent amortization of intangible assets from prior acquisitions.

(c) Adjustments represent the elimination of non-recurring charges and/or gains. For 2009, these non-recurring charges consisted of a $20.9 million non-cash charge related to goodwill impairment (fourth quarter 2009), a $0.7 million charge related to severance and restructuring of the organization (first quarter 2009) and a $0.5 million write-off of third-party software licenses that the Company does not intend to use (first quarter 2009). These charges were partially offset by a $0.1 million gain on the sale of a building (first quarter 2009).

For 2008, these non-recurring charges were related to a $1.0 million impairment charge for a capitalized software project (fourth quarter 2008), a $0.4 million charge related to severance and restructuring of the organization (fourth quarter 2008), a $2.1 million lease restructuring charge (third quarter 2008), and a $0.4 million charge related to the early termination penalties and write-offs of debt issuance costs in relation to the refinancing of a credit agreement (first quarter 2008). These charges were offset by a $1.4 million gain on the sale of land near the Company's headquarters (fourth quarter 2008), a $0.5 million gain on a forward exchange contract entered into as a result of the acquisition of Orderman GmbH (second quarter 2008), and a $0.3 million gain on a forward exchange contract entered into a result of the Quest Retail Technology acquisition (first quarter 2008).

(d) The Company reports its non-GAAP income tax provision on a cash tax rate basis which was approximately 23% and 21% for the years ended December 31, 2009 and 2008, respectively. Note that the Company estimated the cash tax rate to be 28% throughout 2009 and 24% throughout 2008. Therefore an adjustment was made in the fourth quarter to reduce the estimated cash tax rates to the actual cash tax rates of 23% and 21% for the years ended December 31, 2009 and 2008, respectively.

RADIANT SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS

	December 31,	December 31,
	2009	2008

Current assets
Cash and cash equivalents	$15,521	$16,450
Accounts receivable, net	42,515	44,024
Inventories, net	29,662	31,838
Deferred tax assets	5,841	7,982
Other current assets	4,587	2,628
Total current assets	98,126	102,922

Property and equipment, net	24,923	23,031
Software development costs, net	11,810	9,278
Deferred tax assets, non-current	1,172	-
Goodwill	107,819	115,229
Intangibles, net	42,428	51,628
Other long-term assets	2,319	1,454

Total assets	$288,597	$303,542

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$41,186	$34,724
Customer deposits and unearned revenues	21,157	19,714
Current portion of long-term debt and capital lease payments	6,842	6,906
Total current liabilities	69,185	61,344

Long-term debt and capital lease payments, net of current portion	57,202	93,672
Deferred tax liabilities, non-current	4,265	3,066
Other long-term liabilities	4,602	5,129
Total liabilities	135,254	163,211

Shareholders' equity
Common stock, no par value; 100,000,000 shares authorized;
33,239,198 and 32,498,859 shares issued and outstanding, respectively	-	-
Additional paid-in capital	164,769	157,930
(Accumulated deficit) retained earnings	(9,081)	317
Accumulated other comprehensive loss	(2,345)	(17,916)
Total shareholders' equity	153,343	140,331

Total liabilities and shareholders' equity	$288,597	$303,542

CONTACT:
Radiant Systems, Inc
Karen Leytze, 770-576-6811
karen.leytze@radiantsystems.com